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                                                                 EXHIBIT 99.60




Contact:   Linda B. Preucil                       (AMEX) PHA
           Director of Business Relations         WWW.PACIFICPHARM.COM
           908/ 497-0160
           LBPreucil@aol.com
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FOR IMMEDIATE RELEASE

                 PACIFIC PHARMACEUTICALS LICENSES CHEMOSENSITIZER
                                     FOR CANCER

   -RELATED COMPOUNDS AND TECHNOLOGIES TO OVERCOME CANCER DRUG RESISTANCE-

SAN DIEGO, CA, March 23, 1998 - Pacific Pharmaceuticals, Inc. today announced a worldwide exclusive license for O6 Benzyl Guanine (BG), a series of related compounds and technologies which enhance the effectiveness of a class of currently used chemotherapeutic agents (O6 alkylators). Multiple Phase I human clinical trials conducted at the University of Chicago, Duke University Medical Center and Case Western Reserve University are nearing completion in different cancer types, including brain, colon and renal carcinoma. These technologies are licensed to Pacific from Pennsylvania State University on behalf of itself, National Institutes of Health and other universities.

Pre-clinical animal data show that treatment with BG results in increased survival and heightens the anti-tumor activity of chemotherapeutic agents. The Company's collaborators believe that BG works by inactivating the DNA repair protein AGT (O6 alkylguanine-DNA alkyltransferase) present in tumor cells and known to be a significant source of resistance to treatment with 06 alkylating agents. Studies led by Pugh Scholar Dr. Anthony E. Pegg and his team have shown a correlation between low levels of the repair protein AGT in tumors and enhanced responsiveness to treatment.

 "O6 Benzylguanine has the potential to enhance the activity of O6 alkylating agents in drug resistant cancers. This is particularly exciting because cancer resistance to these alkylating agents has been a major problem for their efficacy," commented Dr. David Golde, Physician-in-Chief, Sloan Kettering Cancer Center and Chairman of Pacific's Scientific Advisory Board.

"This novel class of compounds has the potential to expand the indications for O6 alkylating agents to other cancers," stated H. Laurence Shaw, M.D., Chairman, President and Chief Executive Officer. Pacific Pharmaceuticals, Inc. is actively engaged in the development of cancer therapies, and is preparing to enter Phase I/II human clinical trials this year with its proprietary photodynamic therapy compound BOPP for the treatment of brain cancer, and a proprietary Cancer Immunotherapy for the treatment of metastatic breast cancer. The Company manages products through pre-clinical, clinical development and regulatory approval to position them for successful commercialization.

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The terms of the license agreement include payments for royalties, license fees and milestone payments to be paid in cash or common stock of the Company. Paramount Capital Investments, LLC ("Paramount") acted as financial advisor to the Company in connection with the identification, negotiation and consummation of the license and will receive a fee in cash and securities vesting upon achievement of certain performance based events. Paramount is affiliated with certain significant shareholders and a Director of the Company.

THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. THE ACTUAL RESULTS COULD VARY FROM THOSE EXPECTED DUE TO A VARIETY OF RISKS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3, AS DECLARED EFFECTIVE ON SEPTEMBER 4, 1997. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY OF THESE FORWARD LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.